Exhibit 99

Information regarding joint filer

Name:	Loews Corporation

Address:	667 Madison Avenue
New York, NY 10021

Designated Filer:	Boardwalk Pipelines Holding Corp.

Issuer & Ticker Symbol:	Boardwalk Pipeline Partners, LP (BWP)

Date of Event Requiring Statement:	11/15/05